IMPORTANT NOTICE:

J.P. Morgan Securities Inc. (“JPMorgan”) and the Issuer make no warranties or representations of any kind with respect to the attached collateral information. In no event shall JPMorgan or the Issuer be liable for any use or reliance of such collateral information or for any inaccuracies or errors in such collateral information. These materials have been provided to you for informational purposes only and may not be relied upon by you in evaluating the merits of investing in the securities. Any investment decision with respect to the securities should be made by you based solely upon the information contained in the final offering memorandum relating to the securities.

	Deal Name: JPMAC 2005-FRE1		Data	%
Loan Balance Distribution	$ 0-25,000	# & %	2,348,523	0.24%
	$ 25,001-50,000	# & %	12,625,145	1.31%
	$ 50,001-75,000	# & %	22,364,361	2.33%
	$ 75,001-100,000	# & %	29,713,694	3.09%

Please populate column D (&E) with the corresponding pool characteristics in Column B.

-  For values in currency format, omit $.

-  For values in percentage format, provide data to 3 decimal places and omit %.

-  For WAC Net Rate, subtract servicing fee, trustee fee, and initial MI fee.

Product Type	WA IO Term	Number of Loans	Loan Balance	Avg. Loan Balance	% of Total IO	% of Total Pool	WA FICO	WA CLTV	% Owner Occupied	% Purchase	% Investor	WA DTI	% Full Doc
2/28 ARM 60 Month IO	60	757	220,421,233.88	291,177.32	95.27	22.93	635	82.37	99.66	61.15	0.00	42.67	82.78
3/27 ARM 60 Month IO	60	37	10,953,171.00	296,031.65	4.73	1.14	650	79.26	100.00	50.48	0.00	41.65	83.78
Totals:	60	794	231,374,404.88	291,403.53	100.00	24.07	635	82.23	99.68	60.64	0.00	42.63	82.83

Please fill out chart with the appropriate characteristics for each rep line.  Please note '% of total IO' should add up to 100%.  Columns G, I, J, L, and M refer to % within the specific product type so they should not sum to 100%.

Initial Periodic Caps
Product Type	1.00%	1.50%	2.00%	2.50%	3.00%	3.50%	4.00%	4.50%	5.00%
2/28 ARM 60 Month IO	0.00%	0.00%	100.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
3/27 ARM 60 Month IO	0.00%	0.00%	100.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Please fill out with total value dollars for loans in the pool that fall into teach cell of the matrix.